Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2018	Quarter Ended September 30, 2017
Diluted earnings per share	$0.88	$0.68
Net Income	$2,432,000	$1,866,000
Return on average common equity	13.07%	10.62%
Return on average assets	1.34%	1.05%

Millersburg, Ohio – October 24, 2018 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2018 net income of $2,432,000, or $.88 per basic and diluted share, as compared to $1,866,000, or $.68 per basic and diluted share, for the same period in 2017. Income before federal income tax amounted to $3.0 million, an increase of 12% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.07% and 1.34%, respectively, compared with 10.62% and 1.05% for the third quarter of 2017.

Eddie Steiner, President and CEO stated, “Average loan balances increased for the twelfth consecutive quarter, while net interest margin improved to 4.00%. Average deposit and loan balances have each increased approximately 6% from year ago levels.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $8.0 million during the quarter, a 9% increase from the prior-year third quarter. Net interest income increased $597 thousand, or 10%, in the third quarter of 2018 compared to the same period in 2017.

Loan interest income including fees increased $800 thousand during third quarter 2018 as compared to the same quarter in 2017. Average total loan balances during the current quarter were $33 million higher than the year ago quarter.

The net interest margin was 4.00% compared to 3.77% for third quarter 2017. The tax equivalency effect on the margin dropped to 0.03% from 0.06% a result of the reduction in the corporate income tax rate in 2018.

Noninterest income increased by $121 thousand, or 11%, in the third quarter of 2018 compared to 2017. The increase reflects growth in trust and brokerage income, debit card fee income, and service charges on deposit accounts.

Noninterest expense amounted to $4.6 million during the quarter, an increase of $352 thousand, or 8%, from third quarter 2017. Increases are being reported in salary and employee benefits of $274 thousand, or 11%, compared to the prior year quarter with increases in headcount, salary, and the Company’s 401k plan. Marketing and public relations expense increased by $33 thousand, or 36%, on a quarter over quarter basis primarily on expanded channel advertising and increasing community donations. The Company’s third quarter efficiency ratio was 57.5% as compared to 57.9% for the same quarter in the prior year.

Federal income tax provision totaled $582 thousand in third quarter 2018, as compared to $826 thousand tax provision for the same quarter in 2017. The effective tax rate decreased from 31% to 19% a result of the Tax Cuts and Jobs Act enacted December 2017.

Average total assets during the quarter amounted to $720 million, an increase of $18 million, or 3%, above the same quarter of the prior year. Average loan balances of $538 million increased $33 million, or 7%, from the prior year third quarter while average securities balances of $117 million decreased $15 million, or 11%, as compared to third quarter 2017.

Average commercial loan balances for the quarter, including commercial real estate, increased $19 million, or 6%, from prior year levels. Average residential mortgage balances increased $10 million, or 9%, over the prior year’s quarter. Average consumer credit balances increased $2 million, or 13%, versus the same quarter of the prior year.

Nonperforming assets increased $411 thousand from September 30, 2017 to $5.3 million, or 1.00%, of total loans plus other real estate at September 30, 2018. The increase in nonperforming assets is the result of various commercial loans both entering through delinquency and exiting through liquidation during 2018. At September 30, 2018, approximately $1.7 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of September 30, 2018 declined to 1.25% of total loans as compared to 1.22% at September 30, 2017.

Net loan losses during third quarter 2018 were $38 thousand, or 0.03% annualized, compared to third quarter 2017 net loan losses of $1.1 million. The allowance for loan losses amounted to 1.16% of total loans at September 30, 2018 as compared to 1.07% at September 30, 2017.

Average deposit balances grew on a year over year comparison by $41 million, or 8%, partially on the strength of customer response to higher rates paid on insured deposits. During the third quarter 2018, increases in average deposit balances over the prior year quarter included interest-bearing demand accounts of $9 million; savings accounts of $10 million; time deposits of $5 million, and non-interest bearing checking accounts of $10 million. The average balance of securities sold under repurchase agreement during the third quarter of 2018 decreased by $7 million, or 13%, compared to the average for the same period in the prior year. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at September 30, 2018 the new product had balances of $22 million.

Shareholders’ equity totaled $73.9 million on September 30, 2018 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.8% on September 30, 2018 and 9.2% on September 30, 2017. The Company declared a third quarter dividend of $0.24 per share, a $.02 per share increase over third quarter 2017, producing an annualized yield of 2.4% based on the September 30, 2018 closing price of $40.57.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $711 million as of September 30, 2018. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data) EARNINGS	2018 3rd Qtr	2018 2nd Qtr	2018 1st Qtr	2017 4th Qtr	2017 3rd Qtr	2018 9 months	2017 9 months
Net interest income FTE (a)	$6,847	$6,697	$6,436	$6,532	$6,300	$19,980	$18,301
Provision for loan losses	324	324	324	180	280	972	965
Other income	1,175	1,168	1,145	1,120	1,054	3,488	3,220
Other expenses	4,638	4,619	4,537	4,696	4,286	13,794	12,620
FTE adjustment (a)	46	45	47	96	96	138	285
Net income	2,432	2,324	2,164	1,779	1,866	6,920	5,322
Diluted earnings per share	0.88	0.85	0.79	0.65	0.68	2.52	1.94

PERFORMANCE RATIOS
Return on average assets (ROA)	1.34%	1.30%	1.25%	0.99%	1.05%	1.30%	1.04%
Return on average common equity (ROE)	13.07%	12.94%	12.33%	10.02%	10.62%	12.79%	10.44%
Net interest margin FTE (a)	4.00%	3.98%	3.95%	3.84%	3.77%	3.98%	3.79%
Efficiency ratio	57.45%	58.41%	59.52%	60.99%	57.89%	58.45%	58.24%
Number of full-time equivalent employees	174	174	171	174	169

MARKET DATA
Book value/common share	$26.94	$26.47	$25.90	$25.72	$25.47
Period-end common share mkt value	40.57	39.00	35.95	33.11	30.50
Market as a % of book	150.59%	147.34%	138.80%	128.73%	119.75%
Price-to-earnings ratio	12.80	13.13	13.07	12.78	11.47
Cash dividends/common share	$0.24	$0.24	$0.24	$0.22	$0.22	$0.72	$0.62
Common stock dividend payout ratio	27.27%	28.24%	30.38%	33.85%	32.35%	28.57%	31.96%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$111,253	$106,947	$98,584	$90,796	$83,638

ASSET QUALITY
Gross charge-offs	$43	$45	$303	$19	$1,138	$391	$1,185
Net (recoveries) charge-offs	38	39	295	12	1,133	372	820
Allowance for loan losses	6,204	5,918	5,633	5,604	5,436
Nonperforming assets (NPAs)	5,341	4,399	4,622	6,522	4,930
Net charge-off (recovery)/average loans ratio	0.03%	0.03%	0.23%	0.01%	0.89%	0.09%	0.22%
Allowance for loan losses/period-end loans	1.16	1.11	1.06	1.08	1.07
NPAs/loans and other real estate	1.00	0.82	0.87	1.26	0.97
Allowance for loan losses/nonperforming loans	116.16	134.52	122.40	85.93	110.27

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.77%	9.41%	9.50%	9.33%	9.18%
Average equity to assets	10.25	10.06	10.16	9.84	9.93
Average equity to loans	13.72	13.47	13.50	13.76	13.81
Average loans to deposits	90.80	90.77	91.89	88.33	90.30

AVERAGE BALANCES
Assets	$720,372	$715,902	$700,394	$715,799	$702,040	$712,288	$685,210
Earning assets	679,281	674,699	660,772	674,234	662,432	671,654	645,732
Loans	538,182	534,852	527,315	511,805	504,943	533,492	492,075
Deposits	592,738	589,211	573,855	579,433	559,195	585,337	544,397
Shareholders’ equity	73,844	72,039	71,173	70,419	69,737	72,362	68,172

ENDING BALANCES
Assets	$710,815	$723,299	$699,967	$707,063	$710,824
Earning assets	668,468	681,200	662,779	664,365	669,483
Loans	535,424	535,427	530,395	516,830	509,458
Deposits	587,531	595,073	576,418	583,259	571,626
Shareholders’ equity	73,877	72,578	71,019	70,532	69,838

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (Dollars in thousands, except per share data)	September 30, 2018	September 30, 2017
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,865	$15,592
Interest-earning deposits in other banks	17,384	29,780
Federal Funds Sold	—	—

Total cash and cash equivalents	33,249	45,372
Securities
Available-for-sale, at fair-value	89,507	98,048
Held-to-maturity	21,260	26,475
Equity securities	87	—
Restricted stock, at cost	4,614	4,614

Total securities	115,468	129,137
Loans held for sale	192	1,108
Loans	535,424	509,458
Less allowance for loan losses	6,204	5,436

Net loans	529,220	504,022
Premises and equipment, net	9,605	8,906
Goodwill and core deposit intangible	4,920	5,024
Bank owned life insurance	13,470	13,131
Accrued interest receivable and other assets	4,691	4,124

TOTAL ASSETS	$710,815	$710,824

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$177,203	$167,563
Interest-bearing	410,328	404,063

Total deposits	587,531	571,626
Short-term borrowings	37,465	45,057
Other borrowings	8,676	21,596
Accrued interest payable and other liabilities	3,266	2,707

Total liabilities	636,938	640,986

Shareholders’ equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares in 2018 and 2017	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	52,510	46,250
Treasury stock at cost — 238,360 shares in 2018 and 2017	(4,784)	(4,784)
Accumulated other comprehensive (loss) income	(2,293)	(72)

Total shareholders’ equity	73,877	69,838

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$710,815	$710,824

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$6,707	$5,907	$19,361	$16,940
Taxable securities	586	599	1,784	1,796
Nontaxable securities	152	171	464	509
Other	127	89	256	180

Total interest and dividend income	7,572	6,766	21,865	19,425

Interest expense:
Deposits	633	368	1,647	942
Other	138	194	376	467

Total interest expense	771	562	2,023	1,409

Net interest income	6,801	6,204	19,842	18,016
Provision for loan losses	324	280	972	965

Net interest income after provision for loan losses	6,477	5,924	18,870	17,051

Noninterest income
Service charges on deposits accounts	301	287	885	847
Trust services	204	122	641	481
Debit card interchange fees	330	298	966	882
Gain on sale of loans	63	94	200	197
Gain on sale of securities	(6)	—	(2)	—
Other	283	253	798	813

Total noninterest income	1,175	1,054	3,488	3,220

Noninterest expenses
Salaries and employee benefits	2,805	2,531	8,160	7,462
Occupancy expense	194	236	628	660
Equipment expense	145	143	461	485
Professional and director fees	199	257	749	660
Software expense	221	219	655	633
Marketing and public relations	124	91	363	259
Debit card expense	144	139	386	410
Other expenses	806	670	2,392	2,051

Total noninterest expenses	4,638	4,286	13,794	12,620

Income before income tax	3,014	2,692	8,564	7,651
Federal income tax provision	582	826	1,644	2,329

Net income	$2,432	$1,866	$6,920	$5,322

Net income per share:
Basic	$0.88	$0.68	$2.52	$1.94

Diluted	$0.88	$0.68	$2.52	$1.94